Pricing Supplement Dated August 25, 2000                          Rule 424(b)(3)
(To Prospectus dated January 19, 1999 and            Registration Nos. 333-70101
Prospectus Supplement dated March 10, 1999)                     and 333-70101-01

                            PPL CAPITAL FUNDING, INC.
                  (FORMERLY CALLED PP&L CAPITAL FUNDING, INC.)
                   MEDIUM-TERM NOTES, SERIES B - FLOATING RATE
                        Unconditionally Guaranteed as to
                          Payment of Principal and any
                             Interest and Premium by
                                 PPL CORPORATION
                     (FORMERLY CALLED PP&L RESOURCES, INC.)

----------------------------------------------- -------------------------------------------
Principal Amount:  $100,000,000                  Initial Interest Rate: 6.68%
Agent(s)' Discount or Commission:  $250,000      Stated Maturity Date:  September 3, 2002
Net Proceeds to Issuer:  $99,750,000             Original Issue Date:  September 1, 2000
----------------------------------------------- -------------------------------------------

Calculation Agent:  The Chase Manhattan Bank

Interest Calculation:

     [X] Regular Floating Rate Note          [ ] Floating Rate/Fixed Rate Note
     [ ] Inverse Floating Rate Note              (Fixed Rate Commencement Date):
         (Fixed Interest Rate):                  (Fixed Interest Rate):
     [ ] Other Floating Rate Note (see attached)

Interest Rate Basis:

     [ ] CMT Rate                  [ ] Prime Rate       [ ] Federal Funds Rate
     [ ] Commercial Paper Rate     [X] LIBOR            [ ] Treasury Rate
                                                        [ ] Other (see attached)

If LIBOR, Designated LIBOR Page:             If CMT Rate:

     [ ] Reuters Page:                   [ ] Designated CMT Telerate Page:
                      ------                                              ------
     [X] Telerate Page:  3750            [ ] Designated CMT Maturity Index:
                       -------                                             -----

Initial Interest Reset Date: December 4, 2000               Spread (+/-):  +80 basis points
Interest Reset Dates: March 3, June 3, September 3,
                       December 3                           Spread Multiplier:  N/A
Interest Payment Dates: March 3, June 3, September 3,
                         December 3                         Maximum Interest Rate:  N/A
Regular Record Dates: February 16, May 19, August 19,
                       November 18                          Minimum Interest Rate:  N/A
Interest Reset Period: Quarterly
First Interest Payment Date: December 4, 2000
Index Maturity:  3 months

Day Count Convention:

     [X] Actual/360 for the period from (and including) each Interest Payment
          Date to (and excluding) the following Interest Payment Date
     [ ] Actual/Actual for the period from      to
     [ ] 30/360 for the period from             to

Redemption:

[ ] The Notes may not be redeemed prior to the Stated Maturity Date.
[X] The Notes may be redeemed prior to the Stated Maturity Date.
          Initial Redemption Date:  September 3, 2001
          Initial Redemption Price:  100%
          Annual Redemption Percentage Reduction: 100% until Redemption Percentage is 100% of the principal amount.


Repayment at the Option of the Holder:

[X] The Notes may not be repaid at the option of the holder prior to the Stated
     Maturity Date.
[ ] The Notes may be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Option Repayment Date(s):
          Repayment Price:       %
                           ------

Form:     [X] Book-Entry      [ ] Certificated

Agent:    [ ] Morgan Stanley & Co. Incorporated   [ ] Merrill Lynch, Pierce, Fenner & Smith Incorporated
          [ ] Banc of America Securities LLC      [X] Other: Credit Suisse First Boston Corporation
          [ ] Goldman, Sachs & Co.

Agent acting in the capacity as indicated below:

          [X] Agent           [ ] Principal

If as principal:

          [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
          [ ] The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

If as Agent:

     The Notes are being offered at a fixed initial public offering price of 100% of principal amount.


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